ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is effective this 4th day of October 2016 (the “Effective Date”),

BETWEEN	Gold Exploration Management Inc. ("GEM"), a company organized and existing under the laws of the State of Nevada, with its registered office located at
4410 Mountaingate, Reno, Nevada 89519

AND

Horizon Minerals Corp. ("Horizon"), a company organized and existing under the laws of the State of Delaware, with its registered office located at 9101 West Sahara Avenue, Suite 105-197, Las Vegas, NV  89117.

WHEREAS GEM desires to sell and Horizon desires to purchase certain mineral assets as described in Schedule A hereof (the “Mineral Assets”) in accordance with the terms, conditions and agreements hereinafter contained.

NOW THEREFORE, the parties agree as follows:

1.

SALE AND PURCHASE

1.1

Mineral Assets: Upon and subject to the terms and conditions hereof, GEM sells to Horizon and Horizon purchases from GEM, as of the Effective Date, all of the rights, titles, benefits and interests of GEM in the Mineral Assets.

1.2

Documentation: GEM shall promptly provide Horizon with all relevant technical documentation regarding the Mineral Assets including, but not limited to, documentation that is necessary to stake, explore, drill, mine and otherwise operate upon the Mineral Assets.

1.3

Purchase Price: The purchase price payable by Horizon to GEM for the Mineral Assets is 30,000,000 restricted shares of Horizon’s common stock (the “Purchase Shares”) at a deemed price of $0.10 per share or $3,000,000. The shares are to be issued in the name or names of GEM’s choosing within 10 days of the Effective date. The sale and purchase of the Mineral Assets shall be conditional upon the issuance of the Purchase Shares, failing which this Agreement shall become null and void.

1.4

Change of Ownership:  The rights, title, and interest to the Mineral Assets shall be deemed to have been transferred to Horizon as of the Effective Date.  Such transfer will be registered with the appropriate federal, state, and county governmental agencies as soon as practical thereafter but no later than November 30, 2016.  The sale and purchase of the Mineral Assets shall be conditional upon the change of ownership, failing which this Agreement shall become null and void. In such a case, no party shall be entitled to any compensation other than the return of the Purchase Shares.

1.5

Board Appointment:  Horizon shall appoint one person of GEM’s choosing to Horizon’s Board of Directors within 48 hours of the Effective Date.

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1.6

Assumed Obligations: Horizon shall assume and agree to satisfy and discharge, as the same shall become due, any dues owed to federal, state, or county governments related to the ownership of the Mineral Assets including any fees associated with the change of ownership.  Furthermore, Horizon shall pay any and all taxes, in the nature of income, sale, use, transfer, gain, recording and any similar tax, fee or duty required to be paid in respect of the assignment or transfer to Horizon of the Mineral Assets and the filing and recording thereof.

1.7

Royalty: GEM retains for the life of this Agreement and any successive transactions or assignments the right to receive a royalty, payable quarterly and subject to audit, equal to 2% of the gross value of all any mineral or fluid products extracted and sold from the Property and any lands acquired through expansion of the Properties.

2.

REPRESENTATIONS AND WARRANTIES OF GEM

GEM represents and warrants as at the date hereof to Horizon as follows and acknowledges that Horizon is relying on such representations and warranties in connection with its purchase of the Mineral Assets.

2.1

Organization: GEM is a corporation duly incorporated and organized and validly subsisting under the laws of state of Nevada and has the corporate power to own its property and to enter into this Agreement and to perform its obligations hereunder.

2.2

Due Authorization: The execution of this Agreement has been duly authorized, executed and delivered by GEM and constitutes legal, valid and binding obligations of GEM, enforceable against GEM in accordance with its terms.

2.3

Title To The Assets: The Mineral Assets are owned by GEM with a good and valid title, free and clear of any encumbrances other than those encumbrances for which GEM is in the process to obtain all appropriate consents to the consummation of the transaction contemplated herein.

2.4

As Is, Where Is: Horizon acknowledges that the Mineral Assets are purchased on an “as is, where is” basis, that it is relying entirely on its own investigations and its inspections in proceeding with the transactions contemplated hereunder. Save and except only as may be provided in this Agreement, Horizon further acknowledges that there are no representations, warranties, terms, conditions, understandings or collateral agreements, expressed or implied, statutory or otherwise, with respect to the purpose or quality of the Mineral Assets or as to any other matter or thing.

3.

REPRESENTATIONS AND WARRANTIES OF HORIZON

Horizon hereby represents and warrants as at the date hereof to GEM as follows and acknowledges that GEM is relying on such representations and warranties in connection of the sale of the Mineral Assets.

3.1

Organization: Horizon is a corporation duly incorporated and organized and validly subsisting under the laws of Delaware and has the corporate power to own its property and to enter into this Agreement and to perform its obligations hereunder.

3.2

Due Authorization: The execution of this Agreement has been duly authorized, executed and delivered by Horizon and constitutes legal, valid and binding obligations of Horizon, enforceable against Horizon in accordance with its terms.

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4.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1

Survival of Representations and Warranties. The representations and warranties contained herein will survive the completion of the sale and purchase of the Mineral Assets herein for a period of one year.

5.

ADDITIONAL COVENANTS

5.1

Vehicles: Horizon shall execute, acknowledge and deliver such other instruments and execute and deliver such other documents and certifications as GEM may reasonably require with respect to the change of ownership of the Mineral Assets.

5.2

Indemnity: Horizon agrees to indemnify and hold GEM, its affiliates, subsidiaries, and respective directors and employees (the “Indemnified”) harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable legal fees and court costs) which the Indemnified may sustain or incur as a result of, in respect of, connected with or arising out of (i) any failure of Horizon to perform or fulfill any covenant under this Agreement, at any time, (ii) any breach or inaccuracy of any warranty given by Horizon under this Agreement or (iii) the Assumed Obligations.

6.

GENERAL

6.1

Independent Contractor: This Agreement shall not constitute either party the agent or legal representative of the other party for any purpose.

6.2

Entire Agreement: The parties agree that this Agreement constitutes a complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by the parties to be bound thereby. This Agreement supersedes all prior negotiations, agreements and communications, written or oral, between the parties with respect to the subject matter hereof, including the Offer to Purchase.

6.3

Headings: The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

6.4

Invalidity: If any of the provision contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

6.5

Further Assurances: Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry-out, evidence and confirm the intended purposes of this Agreement.

6.6

Successors and Assigns: All obligations set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties whether expressed or not. This Agreement and any rights pursuant hereto shall not be assignable by the parties without the prior written consent of the other party.

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6.7

Notices: Any notice, report, demand, waiver, consent or other communication given by a party under this Agreement shall be in writing and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by overnight courier service which provides evidence of delivery or (iii) when 3 days have elapsed after its transmittal by registered or certified mail, postage prepaid, return-receipt requested, addressed to the party to whom directed at the party’s address as it appears above or another address of which that party has given notice.

6.8

Governing Law: This Agreement shall be governed by and construed in accordance with the domestic laws of the state and the laws of Nevada. The parties hereto expressly agree that any dispute or controversy arising out of or relating to this Agreement including the interpretation, execution or breach thereof, arising in the course of or following its performance, shall be brought before a competent court located in the state of Nevada.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

Gold Exploration Management Inc.	Horizon Minerals Corp.

/s/ David A. Bending	/s/ Robert Fedun
David A. Bending, President	Robert Fedun, President

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SCHEDULE A

MINERAL ASSETS

The 220 twenty-acre Crystal Basin Claim units are located in Southern Nye County 20 miles west of Indian Springs AF Base and four to twelve miles southeast of U.S. Highway 95, the main highway connecting Las Vegas and the interior of Nevada, west of the Nevada Military Test Site and along the east flank of the Amargosa Valley.  The region has been subject to extensive clay, potash and zeolite exploration and mining since 1978 and regional studies by the U.S. Bureau of Mines and the United States Geological Survey which confirmed the presence of anomalous lithium values on a local and regional level in springs, well water and clays.  No other previous work is documented within the lands held by the company. The region was selected by Gold Exploration Management Inc. based on regional setting, hydrological criteria, and the chemical nature of the brines.  The claims were filed August 29, renewed August 31, and are held in trust by the company’s service contractor Gold Exploration Management Inc.

The 203 twenty-acre claim units called the Scotty’s Southeast Claims were located September 14 to 18 in south Central Nye County 15 miles south of Scotty’s Junction Airport, two to four miles southwest of US Highway 95.  They lie in the southern portion of a topographic basin which was cited in USGS literature in 1977 as a closed basin associated with anomalous lithium concentrations in surficial clays with a maximum lithium concentration of 300 parts per million.  No previous work is reported in the specific lands held by the company but the basin is the site of increasingly intense competitor activity with emphasis on discovery of lithium enriched brines below the surficial materials.   The region was selected by Gold Exploration Management Inc. based on regional setting, hydrological criteria, and the chemical nature of the brines.  The claims are held in trust pending filing by the company’s service contractor Gold Exploration Management Inc.

The 400 twenty-acre claim units called the Cholla Claims are located in eastern San Bernardino County between Barstow and Needles, California.  They consist of Association placer claim blocks located on land under the authority of the Bureau of Land Management. They are located in four discrete parcels called the northwest, west, East and Turtle trend Blocks.  They were located between September 5 and September 10 2016 as part of a continuing program which remains confidential.  They are readily accessible from U.S. Route 66 and regional rail lines with excellent access and infrastructure.  The region has been subject to extensive salt exploration and mining since 1885 and regional studies by the U.S. Bureau of Mines and the United States Geological Survey which confirmed the presence of sodium and calcium chloride, potassium salts and anomalous concentrations of lithium including but not limited to the brines extracted from drillholes disclosed by the United States Geological Survey.  No other previous work is documented.  The region was selected by Gold Exploration Management Inc. based on regional setting, hydrological criteria, and the chemical nature of the brines.  The claims are held in trust pending filing by the company’s service contractor Gold Exploration Management Inc.

The 200 North Limb (twenty-acre claim units) claims lie in northeastern Nevada in Elko County along the border with Utah, approximately 10-15 miles north of Wendover, Nevada.  They cover the eastern portion of a salt flat which is part of the Great Salt Lake north of Bonneville Salt Flats, an area in which drillhole data released by a joint publication of the USGS and the Nevada Bureau of Mines and Geology documented strongly anomalous lithium concentrations in brines.  The property lies 5 to 12 miles north of U.S. Interstate Highway 80 and is accessible along unpaved roads and four-wheel-drive trails. No previous exploration work has been reported within the subject claims but the proximity of the well documented potassium and lithium concentrations at Bonneville Salt Flats attracted the company’s attention to the region.

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